Exhibit 99.1

FOR IMMEDIATE RELEASE
November 10, 2006

TEXAS REGIONAL BANCSHARES, INC.

COMPLETES MERGER WITH BBVA

MCALLEN, TEXAS—Texas Regional Bancshares, Inc. (Texas Regional or the Company) (NASDAQ: TRBS), bank holding company for Texas State Bank, announced today that effective as of 5:00 p.m. Central Standard Time today it has completed its previously announced merger with Banco Bilbao Vizcaya Argentaria, S.A. (BBVA).  As a result of this merger, Texas Regional is now a wholly-owned subsidiary of BBVA and is part of BBVA’s US Retail and Commercial Banking unit.  Glen E. Roney, Chairman of the Board and Chief Executive Officer of Texas Regional, said, “We are very excited about becoming a part of the BBVA Group.  We look forward to providing our customers with the best personal service and attention that they have come to know at Texas State Bank while at the same time providing them access to even more financial products and services through our affiliation with BBVA.”

Texas State Bank, Texas Regional’s wholly owned subsidiary, conducts a commercial banking business through over 70 banking centers across Texas primarily located in the metropolitan areas of Beaumont-Port Arthur, Brownsville-Harlingen-San Benito, Corpus Christi, Dallas, Houston, McAllen-Edinburg-Mission and Tyler.  With this merger, Texas State Bank becomes the largest BBVA unit in the Texas banking market, and provides BBVA with a strong position in the regional markets served by Texas State Bank.

BBVA is a multinational financial services group that operates in 32 countries. BBVA’s stock trades on the Madrid stock exchange and its American depositary receipts trade on the New York Stock Exchange under the symbol BBV. BBVA provides its 35 million customers around the world with a full range of financial services, including commercial and wholesale banking, retail banking services, consumer loans, mortgages, credit cards, securities brokerage, wealth management, pension plan management and insurance. BBVA is one of the top-three leading Eurozone banks in terms of return on equity, earnings per share growth and efficiency.

As a result of the merger, Texas Regional shareholders will receive $38.90 in cash for each share of Texas Regional common stock that they own.  In addition, all outstanding unexercised stock options to purchase shares of Texas Regional’s common stock have been converted into the right to receive cash in an amount equal to the excess of $38.90 over the option exercise price for each option held.  The all cash transaction is valued at over $2.16 billion.

Other Information

On October 31, 2006, the Company declared a contingent special cash dividend of $0.04 per common share, conditioned upon the resolution of a nonperforming loan relationship prior to the closing of the acquisition of the Company by BBVA.  The negotiations for the resolution of this relationship are ongoing and are not yet completed.  Because the loan relationship was not resolved prior to closing, the contingent special dividend will not be paid.

This release and other information are available on Texas Regional’s website at www.trbsinc.com. The information available on Texas Regional’s website can also be obtained at no charge from John A. Martin, Chief Financial Officer, Texas Regional Bancshares, Inc., 3900 North Tenth Street, Eleventh Floor, McAllen, Texas  78501. Mr. Martin can also be reached by telephone at (956) 631-5400.

Forward-Looking Information

This release, information filed by Texas Regional with the SEC, and information on Texas Regional’s website may contain forward-looking information (including information related to plans, projections or future performance of Texas Regional and its subsidiaries and planned market opportunities, employment opportunities and synergies from mergers, and information related to Texas Regional’s transaction with BBVA), the occurrence of which involve certain risks, uncertainties, assumptions and other factors which could materially affect future results. If any of these risks or uncertainties materializes or any of these assumptions prove incorrect, Texas Regional’s results could differ materially from Texas Regional’s expectations in these statements. Texas Regional assumes no obligation and does not intend to update these forward-looking statements. For further information, please see Texas Regional’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934, which are available at Texas Regional’s website at www.trbsinc.com and the SEC’s website at www.sec.gov.

CONTACT: Glen E. Roney, Chief Executive Officer, or John A. Martin, Chief Financial Officer, at (956) 631-5400, both of Texas Regional.